Exhibit 99.1
Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini
Corporate Affairs
(914) 789-2816
amartini@progenics.com

PROGENICS PHARMACEUTICALS INITIATES PHASE 2 CLINICAL TRIAL OF PSMA ADC IN PROSTATE CANCER PATIENTS

-- Phase 1 Data will be Presented at EORTC-NCI-AACR Symposium --

TARRYTOWN, N.Y., Sept. 28, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) has opened enrollment in a phase 2 study in prostate cancer patients of its PSMA ADC compound. PSMA ADC is a targeted anti-cancer therapeutic that uses a monoclonal antibody to deliver a cell-killing drug to malignant cells.

“New prostate cancer therapies are in high demand. Patients with advanced, hormone-refractory prostate cancer typically do not survive more than 12 to 18 months,” said Daniel Petrylak, M.D., Director of the Prostate Cancer Program/Genitourinary Cancer Program and Co-Director of the Signal Transduction Program at Yale University Medical Center. “The hope for PSMA ADC is that its targeted therapeutic approach could be more effective and cause fewer toxic side-effects in treating cancer.” Dr. Petrylak participated as an Investigator in the phase 1 trial of PSMA ADC and is continuing his evaluation of PSMA ADC in this phase 2 study.

The phase 2 trial is an open-label, multicenter study to assess the anti-tumor activity and tolerability of PSMA ADC in up to 75 subjects with metastatic castration-resistant prostate cancer.  Patients will receive a total of eight doses of drug at 2.5 mg/kg. The study endpoints evaluate responses in prostate specific antigen (PSA); circulating tumor cells (CTC); bone, visceral and nodal metastases; and pain. Safety also will be assessed.

“This is an exciting moment – for Progenics and for the patients we seek to serve – as we move PSMA ADC into its next phase of clinical testing,” said Robert J. Israel, M.D., Progenics’ Senior Vice President, Medical Affairs & Clinical Research. “This type of cancer therapy is unique and we believe that PSMA ADC is the most advanced clinical-stage candidate antibody-drug conjugate in development to treat prostate cancer.”

Progenics Pharmaceuticals Initiates Phase 2 Clinical Trial of PSMA ADC in Prostate Cancer Patients

PSMA ADC is a novel compound designed to deliver a cell-killing drug selectively to prostate cancer cells by targeting prostate specific membrane antigen (PSMA), a validated biomarker of prostate cancer that is expressed on the surface of those cells (as well as on blood vessels supplying other solid tumors). PSMA ADC consists of a fully human monoclonal antibody, which binds PSMA, linked to a cytotoxic drug, monomethyl auristatin E (MMAE), which inhibits cell proliferation by disrupting the cellular “backbone” required for replication. The antibody-drug conjugate is designed to be absorbed by the cell and release active anti-cancer drug, thereby destroying the malignant cell.

Phase 1 clinical trial data will be presented at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics to be held November 6-9 in Dublin, Ireland. Progenics previously presented positive preliminary phase 1 data at the annual meeting of the American Society of Clinical Oncology (ASCO). Robust antitumor activity was observed across a range of doses, and durable responses were seen in heavily pre-treated patients. Doses up to and including 2.5 mg/kg were generally well tolerated. Dose limiting toxicities, primarily neutropenia, were seen at 2.8 mg/kg.

About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States, and an estimated one out of every six men in America will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that in 2012, more than 241,000 new cases of prostate cancer will be diagnosed. More than 28,000 men are anticipated to lose their lives to the disease this year.

About Progenics
Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 2 testing for treatment of prostate cancer, and preclinical stage novel phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its opioid-induced constipation drug, Relistor®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. For more information, please visit www.progenics.com and www.relistor.com.

Progenics Pharmaceuticals Initiates Phase 2 Clinical Trial of PSMA ADC in Prostate Cancer Patients

This announcement may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and risks and uncertainties it faces is available on its website, and in its public announcements and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this announcement as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in public announcements and filings made after this release.

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